EXHIBIT 2.1

AMENDED AND RESTATED

AGREEMENT OF MERGER AND

PLAN OF REORGANIZATION

By and Among

AUTO SEARCH CARS, INC.

(a Nevada corporation),

AUTO SEARCH CARS ACQUISITION CORP.

(a Delaware corporation), and

CURAXIS PHARMACEUTICAL CORPORATION

(a Delaware corporation)

July 29, 2010

i

3.11	No General Solicitation	13
3.12	Binding Obligations	13
3.13	Absence of Undisclosed Liabilities	13
3.14	Changes	13
3.15	Tax Returns and Audits	14
3.16	Employee Benefit Plans; ERISA	14
3.17	Litigation	15
3.18	Interested Party Transactions	15
3.19	Questionable Payments	16
3.20	Obligations to or by Stockholders	16
3.21	Assets and Contracts	16
3.22	Employees	17
3.23	Disclosure	17
4. Additional Representations, Warranties and Covenants of the Stockholders		17
5. Conduct of Businesses Pending the Merger.		18
5.1	Conduct of Business by the Company Pending the Merger	18
5.2	Conduct of Business by Parent and Acquisition Corp. Pending the Merger	19
6. Additional Agreements.		19
6.1	Access and Information	19
6.2	Additional Agreements	20
6.3	Publicity	20
6.4	Appointment of Directors	20
6.5	Parent Name Change and Exchange Listing	21
7. Conditions of Parties’ Obligations.		21
7.1	Parent and Acquisition Corp. Obligations	21
7.2	Company Obligations	23
8. Non-Survival of Representations and Warranties		25
9. Amendment of Agreement		25
10. Definitions		25
11. Closing		29
12. Termination Prior to Closing.		29
12.1	Termination of Agreement	29
12.2	Termination of Obligations	30
13. Miscellaneous.		30
13.1	Notices	30
13.2	Entire Agreement	31
13.3	Expenses	31
13.4	Time	31
13.5	Severability	31
13.6	Successors and Assigns	31
13.7	No Third Parties Benefited	31
13.8	Counterparts	31
13.9	Recitals, Schedules and Exhibits	31
13.10	Section Headings and Gender	31
13.11	Governing Law	32

ii

LIST OF SCHEDULES

Company Disclosure Schedules

2.3	Capitalization
2.5	Voting Trusts
2.10	Financial Statements
2.11	Changes/Indebtedness
2.14	Liens
2.16	Litigation
2.18	Interested Party Transactions

Parent Disclosure Schedules

3.4	Outstanding Options and Other Convertible Securities
3.7	SEC Reporting
3.14	Changes/Indebtedness

iii

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into on February 8, 2010, by and among AUTO SEARCH CARS, INC., a Nevada corporation (the “Parent”), AUTO SEARCH CARS ACQUISITION CORP., a Delaware corporation (the “Acquisition Corp.”), which is a wholly-owned subsidiary of the Parent, and CURAXIS PHARMACEUTICAL CORPORATION, a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the board of directors of each of Acquisition Corp., Parent and the Company have determined that it is fair to and in the best interests of their respective corporations and stockholders for Acquisition Corp. to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Acquisition Corp. and the board of directors of the Company have approved the Merger in accordance with the Delaware General Corporation Law (the “DGCL”), and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger (the “Certificate of Merger), and the board of directors of Parent also has approved this Agreement, the Certificate of Merger and the transactions described hereby and thereby, including without limitation, the Merger;

WHEREAS, the requisite Stockholders (as such term is defined in Section 10 hereof) have approved by written consent pursuant to Section 228 of the DGCL this Agreement and the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation, the Merger; and

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.           The Merger.

1.1           Merger.  Subject to the terms and conditions of this Agreement, and the Certificate of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with Section 251 of the DGCL.  At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the state of Delaware under the name Curaxis Pharma Corporation.  For federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2           Effective Time.  The Merger shall become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of Delaware.  The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

1.3           Certificate of Incorporation, By-laws, Directors and Officers.

(a)           The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with applicable law.

(b)           The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation and such By-laws.

(c)           The directors, officers and key employees of the Company shall be the directors, officers and key employees of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

1.4           Assets and Liabilities.  At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp. and the Company (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the constituent corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective constituent corporations, and the title to any real estate vested by deed or otherwise in either of the such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.5           Manner and Basis of Converting Shares.

(a)           At the Effective Time:

(i)           each share of common stock, par value $0.001 per share, of the Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock, par value $0.001, of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

(ii)           each share of common stock, par value $0.001, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the Delaware General Corporation Law and not withdrawn or otherwise forfeited), that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be cancelled in consideration for the right to receive one (1) share of Parent common stock (the “Parent Common Stock”);

(iii)           each share of the Parent Common Stock issued to the Company shareholders pursuant to the Merger Agreement shall be restricted from trading or resale for a period of one (1) year commencing at the Effective Time, provided that such restriction shall not apply to the Parent Common Stock issued in the Company’s Bridge Financing to participating shareholders (the “Restriction”); and

(iv)           each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b)           After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

1.6           Surrender and Exchange of Certificates.  Promptly after the Effective Time and upon surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such Stockholder has lost their certificate or certificates or that such have been destroyed and (ii) delivery of a Letter of Transmittal (as described in Section 4 hereof), Parent shall issue to each  record holder of Company Common Stock surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.5(a)(ii) hereof.  Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.6 and Section 4 hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Section 1.5 (a)(ii) hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the DGCL.

1.7           Fractional Shares. No certificates or scrip representing fractional shares shall be issued to the Stockholders on the surrender for exchange of certificates that, immediately prior to the Effective Time, represented Company Common Stock converted into Parent Common Stock pursuant to Section 1.5(a)(ii) (“Certificates”) and such Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional shares that would have otherwise been issued to such Stockholders.  In lieu of any fractional shares that would have otherwise been issued, each former Stockholder that would have been entitled to receive a fractional share shall, on proper surrender of such person’s Certificates, receive such whole number of Parent Common Stock as is equal to the precise number of Parent Common Stock to which such Stockholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each such Stockholder shall receive at least one share of Parent Common Stock.

1.8           Company Options and Warrants.  At the Effective Time:

(a) all outstanding options to purchase Company Common Stock issued by the Company (the “Company Options”), whether vested or unvested, shall be canceled and exchanged for options to purchase shares of Parent Common Stock (“Parent Options”) without further action by the holder thereof.  Each Parent Option shall constitute an option to acquire such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of the Company Option.  The exercise price per share of each Parent Option shall be equal to the exercise price of the Company Option prior to conversion.  The existing Company Options shall be those options listed on Schedule 2.3.

(b) As soon as practicable after the Effective Time, the Parent or the Surviving Corporation shall take appropriate actions to collect the Options and the agreements evidencing the Options, which shall be deemed to be canceled and shall entitle the holder to exchange the Options for the Parent Options in the Parent.

(c) The Company shall cause the termination, as of the Effective Time, of any and all outstanding warrants to purchase capital stock of the Company (the “Company Warrants”) which remain unexercised and the Parent shall, at Closing, issue new warrants (the “Parent Warrants”) in substitution of the Company Warrants, on substantially the same terms and conditions of the Company Warrants.  The existing Company Warrants shall be those warrants listed on Schedule 2.3.

(d) The Parent shall take all corporate action necessary to reserve for issuance of a sufficient number of shares of Parent Common Stock for delivery upon exercise of (i) the Parent Options to be issued for the Options and (ii) the Parent Warrants to be issued for the Company Warrants, in accordance with this Section 1.8.

1.9           Parent Common Stock.  Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(ii), to be available for such purpose.  Parent further covenants that immediately prior to the Effective Time there will be no more than 7,694,700 shares of Parent Common Stock issued and outstanding and that, except as set forth on Schedule 3.4 no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein.

1.10           Cancelation of Parent Common Stock.  Upon the cancelation of 181,285,000 shares of Parent Common Stock, (i) the Company shall deliver to Jonathan J. Martin a one hundred thousand dollar ($100,000) convertible promissory note and (ii) Parent shall issue to Jonathan J. Martin 3,589,460 warrants on the same terms as the Parent Warrants.

1.11           Operation of Surviving Corporation.  The Company acknowledges that upon the effectiveness of the Merger, and the compliance by the Parent and Acquisition Corp. of its duties and obligations hereunder, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business.

1.12           Further Assurances.  From time to time, from and after the Effective Time, as and when reasonably requested by Parent, the proper officers and directors of the Company as of the Effective Time shall, for and on behalf and in the name of the Company or otherwise,  execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent, Acquisition Corp. or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement and the Certificate of Merger.

2.           Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition Corp. as follows:

2.1           Organization, Standing, Subsidiaries, Etc.

(a)           The Company is a corporation duly organized and existing in good standing under the laws of the state of Delaware, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Certificate of Merger and to carry out the terms hereof and thereof.  Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)           The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

2.2           Qualification.  The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the “Condition of the Company”).

2.3           Capitalization of the Company.  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, and the Company has no authority to issue any other capital stock.  As of February 8, 2010, there were 63,943,574 shares of Company Common Stock issued and outstanding, and such issued shares are duly authorized, validly issued, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.  Except as disclosed in Schedule 2.3, the Company has no outstanding options, warrants, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company.

2.4           Indebtedness.  The Company has no Indebtedness for Borrowed Money, except as disclosed on the Balance Sheet.

2.5           Company Stockholders.  To the knowledge of the Company, except as described in Schedule 2.5, there is no voting trust, agreement or arrangement among any of the beneficial holders of Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Stock.

2.6           Corporate Acts and Proceedings.  The execution, delivery and performance of this Agreement, the Certificate of Merger and any other agreements delivered in connection herewith (together, the “Merger Documents”) have been duly authorized by the board of directors of the Company and have been approved by the requisite vote of the Stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing referenced in Section 1.2.

2.7           Compliance with Laws and Instruments.  The business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company.  The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing, (b) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or By-laws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company.  The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or By-laws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of the Company, or any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected.

2.8           Binding Obligations.  The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.9           Broker’s and Finder’s Fees.  No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company, Parent, Acquisition Corp. or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity. Parent and Acquisition Corp. on the one hand and the Company on the other, hereby indemnify and hold each other harmless from and against any and all claims, losses or liabilities for any such commission, fee or other compensation as a result of the claim by any other Person that the indemnifying party or parties introduced or assisted them in connection with the transactions contemplated or described here.

2.10           Financial Statements.  Attached hereto as Schedule 2.10 are the Company’s unaudited balance sheet (the “Balance Sheet”) as of September 30, 2009 (the “Balance Sheet Date”) and the Statement of Operations for the nine month period ended September 30, 2009.  Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

2.11           Changes.  Since the Balance Sheet Date, except as disclosed in Schedule 2.11 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (j) suffered or experienced any change in, or condition affecting, the Condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (k) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (l) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (m) suffered any material loss not reflected in the Balance Sheet or its statement of income for the year ended on the Balance Sheet Date, or (n) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.12           Employees.  The Company has complied in all material respects with all laws relating to the employment of labor, and the Company has encountered no material labor union difficulties.  Other than pursuant to ordinary arrangements of employment compensation, the Company is not under any obligation or liability to any officer, director or employee of the Company.

2.13           Tax Returns and Audits.  All required federal, state and local Tax Returns of the Company have been accurately prepared and duly and timely filed or extensions with respect thereto have been granted, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid.  The Company is not and has not been delinquent in the payment of any Tax.

2.14           Title to Property and Encumbrances.  The Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens (except as set forth in Schedule 2.14) and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.15           Insurance Coverage.  Prior to the Effective Date, the Company will have in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations engaged in the same or similar business and similarly situated.

2.16           Litigation.  Except as disclosed in Schedule 2.16 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding and the Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.17           Licenses.  The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, all of which are in full force and effect.

2.18           Interested Party Transactions.  Except as disclosed in Schedule 2.18 hereto, no officer or director of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

2.19           Environmental Matters

(a)           To the knowledge of the Company, the Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b)           To the knowledge of the Company, the historical and present operations of the business of the Company are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of the Company.

(c)           There are no material pending or, to the knowledge of the Company, threatened, demands, claims, information requests or notices of noncompliance or violation against or to the Company relating to any Environmental Law; and, to the knowledge of the Company, there are no conditions or occurrences on any of the real property used by the Company in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to the Company, except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of the Company.

(d)           To the knowledge of the Company, (i) the Company has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal,” “remedial,” “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Company is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Company has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of the Company.

3.           Representations and Warranties of Parent and Acquisition Corp.   Parent and Acquisition Corp. represent and warrant to the Company as follows:

3.1           Organization and Standing.  Parent is a corporation duly organized and existing in good standing under the laws of the state of Nevada.  Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the state of Delaware.  Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Certificates of Incorporation and By-laws as now in effect.  Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.  Neither Parent nor Acquisition Corp. has any subsidiaries (except Parent’s ownership of Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp., other than the capital stock owned by Parent.  Unless the content otherwise requires, all references in this Section 3 to the “Parent” shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.

3.2           Corporate Authority.  Each of Parent and/or Acquisition Corp. (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing.  Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3           Broker’s and Finder’s Fees.  No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Certificate of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby. Parent and Acquisition Corp. jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claim they introduced Parent or Acquisition Corp. to, or assisted them with the transactions contemplated by or described herein.

3.4           Capitalization of Parent.  The authorized capital stock of Parent consists of (a) 480,000,000 shares of common stock, par value $0.0001 per share, of which not more than 7,694,700 shares will be, prior to the Effective Time, issued and outstanding after taking into consideration the cancellation of certain shares of Parent Common Stock, as indicated in Section 7.2(f)(4) hereof, and (b) 20,000,000 shares of “blank check” preferred stock, par value $.0001 per share, of which no shares are issued and outstanding on the date hereof.  Except as disclosed in Schedule 3.4, Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock.  All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.5           Acquisition Corp.  Acquisition Corp. is a wholly-owned subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Certificate of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificate of Merger.

3.6           Validity of Shares.  The shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5(a)(ii) hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger shall be duly and validly issued, fully paid and nonassessable.  Based in part on the representations and warranties of the Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to Section 1.5(a)(ii) shall be validly registered on Form S-4 (“Form S-4”).

3.7           SEC Reporting and Compliance.

(a) Parent filed a registration statement on Form S-1 under the Securities Act which became effective on May 27, 2008.  Since that date, Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act.  Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b)           Parent has delivered to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by the Parent with the Commission.  Except as set forth on Schedule 3.7, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)           Except as set forth on Schedule 3.7, Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since November 20, 2009.  Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since November 20, 2009, and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Parent with the Commission or delivered to the stockholders of Parent.

(d)           Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e)           The shares of Parent Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “ASCH,” and Parent is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Parent Stock.

(f)           Between the date hereof and the Closing Date, Parent shall continue to timely satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTC Bulletin Board including, but not limited to the timely filing of notices required by Rule 10b-17 under the Securities Act.

(g)           To the best knowledge of the Parent, the Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

(h)           Parent is not a “blank check company” subject to the requirements of Rule 419 of the Securities Act.

3.8           Financial Statements.  The balance sheets, and statements of income, changes in financial position and stockholders’ equity contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are as audited by, and include the related opinions of Bernstein & Pinchuk LLP, Parent’s independent certified public accountants.  The financial information included in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, are unaudited, but reflect all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

3.9           Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

3.10           Compliance with Laws and Other Instruments.  The execution, delivery and performance by Parent and/or Acquisition Corp. of this Agreement, the Certificate of Merger and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with this Agreement or the Certificate of Merger and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective certificates of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.

3.11           No General Solicitation.  In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.12           Binding Obligations.  The Merger Documents constitute the legal, valid and binding obligations of the Parent and Acquisition Corp., and are enforceable against the Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.13           Absence of Undisclosed Liabilities.  Neither Parent nor Acquisition Corp,  has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent as of September 30, 2009 (the “Parent Balance Sheet”) or the Notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since September 30, 2009 (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Acquisition Corp., taken as a whole (the “Condition of the Parent”), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.

3.14           Changes.  Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents or in Schedule 3.14, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.15           Tax Returns and Audits.  All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent.  The Parent is not and has not been delinquent in the payment of any Tax.  The Parent has not had a Tax deficiency assessed against it.  None of the Parent’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.16           Employee Benefit Plans; ERISA.  (a) Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent.  Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

(b)           Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been given to the Company or its advisors.

(c)           All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)           There are no pending, or to the knowledge of the Parent, threatened, claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

(e)           There is no pending, or to the knowledge of the Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan.

(f)           No actual or, to the knowledge of Parent, contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of the Parent or the Parent SEC Documents, and to the knowledge of the Parent, no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

3.17           Litigation.  Except as disclosed in the Parent SEC Documents, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Corp. or their properties, assets or business.  To the knowledge of the Parent, neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.18           Interested Party Transactions.  Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected.

3.19           Questionable Payments.  Neither the Parent, Acquisition Corp. nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Corp., has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.20           Obligations to or by Stockholders.  Except as disclosed in the Parent SEC Documents, the Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to the Parent.

3.21           Assets and Contracts.  Except as expressly set forth in this Agreement, the Parent Balance Sheet or the notes thereto, the Parent is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Parent.  Parent does not own any real property.  Parent is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Parent or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Parent or any present or former officer, director or stockholder of Parent, (k) agreement obligating Parent to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000.  The Parent maintains no insurance policies and insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents.

3.22           Employees.  Other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

3.23           Disclosure.  There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent.  No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

3.24           Information Supplied.  None of the information supplied or to be supplied by Parent or Acquisition Corp. in writing for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger shall, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Information Statement (as defined herein) shall, (A) at the date it is first mailed to the Company's stockholders and/or (B) at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Form S-4 shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Acquisition Corp. with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference therein.

4.           Additional Representations, Warranties and Covenants of the Stockholders.  Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of Company Common Stock that was converted pursuant to Section 1.5 hereof into the right to receive Parent Common Stock a letter of transmittal (“Letter of Transmittal”) which shall contain additional representations, warranties and covenants of such Stockholder, including without limitation, that (i) such Stockholder has full right, power and authority to deliver such Company Common Stock and Letter of Transmittal; (ii) the delivery of such Company Common Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Stockholder is bound or affected; (iii) such Stockholder has good, valid and marketable title to all shares of Company Common Stock indicated in such Letter of Transmittal and that such Stockholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Common Stock; (iv) such Stockholder is acquiring Parent Common Stock for investment purposes, and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities laws of any state; (v) such Stockholder is bound by the Restriction except with respect to shares acquired by the Stockholder in the Bridge Financing; and (vi) such Stockholder has had an opportunity to ask and receive answers to any questions such Stockholder may have had concerning the terms and conditions of the Merger and the Parent Common Stock and has obtained any additional information that such Stockholder has requested.  Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or an agent of the Parent) of (x) certificates evidencing ownership thereof as contemplated by Section 1.6 hereof (or affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.

5.           Conduct of Businesses Pending the Merger.

5.1           Conduct of Business by the Company Pending the Merger.  Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(i)           the business of the Company shall be conducted only in the ordinary course;

(ii)           the Company shall not (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its Certificate of Incorporation or By-laws; or (C) split, combine or reclassify the outstanding Company Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock.

(iii)           the Company shall not (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Stock, except to issue shares of Company Common Stock in connection with the exercise of stock options and warrants outstanding on the date hereof; (B) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(iv)           the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it; and

(v)           the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below).  The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement.  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing.

5.2           Conduct of Business by Parent and Acquisition Corp. Pending the Merger.  Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(i)           the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Corp. as of the Closing Date;

(ii)           neither Parent nor Acquisition Corp. shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its certificate of incorporation or by-laws, and as reasonably request by the company; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

(iii)           neither Parent nor Acquisition Corp. shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 5.2(i) hereof); (C) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.

(iv)           neither the Parent nor Acquisition will, nor will they  authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph).  Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement.  The Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(v)    neither the Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.

6.           Additional Agreements.

6.1           Access and Information.  As soon as practicable following the date of this Agreement, Parent and the Company shall prepare an information statement (the “Information Statement”) and the Form S-4, and Parent shall file with the SEC the Form S-4, in which the Information Statement shall be included. Each party shall notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Form S-4 or the Information Statement, or for any other filing or for additional information and shall supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Information Statement, the Merger or any other filing.  Parent and the Company shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  Parent shall also take any action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Parent Common Stock to be issued in the Merger, and the Company shall furnish all information relating to the Company and its stockholders as may be reasonably requested in connection with any such action. The board of directors of the Company may withdraw or modify such recommendation if the board of directors of the Company shall have concluded in good faith on the basis of advice from outside counsel that such action is required in order to satisfy its fiduciary duties to the stockholders of the Company under applicable law.  Any such recommendation shall be included in the Information Statement.

6.2           Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).  In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

6.3           Publicity.  No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock, provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve any same prior to its release.

6.4           Appointment of Directors.  Immediately upon the Effective Time, Parent shall accept the resignations of the current officers and directors of Parent as provided by Section 7.2(f)(6) hereof, and shall cause the following persons to be elected to the board of directors of Parent:

Name	Position

Patrick S. Smith	Chairman of the Board
David J. Corcoran	Director
Sheldon Goldberg	Director
William McConville	Director
Ronald V. Pompeo, Jr.	Director
Bert Spiker	Director

At the first annual meeting of Parent stockholders and thereafter, the election of members of the board of directors of Parent shall be accomplished in accordance with the By-Laws of Parent.

6.5           Parent Name Change.  In connection with the approval of this Merger Agreement, Parent’s Board of Directors and stockholders have taken all required corporate action to change its corporate name to Curaxis Pharmaceutical Corporation at the Effective Time.

7.           Conditions of Parties’ Obligations.

7.1           Parent and Acquisition Corp. Obligations.  The obligations of Parent and Acquisition Corp. under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a)           No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

(d)           Certificate of Officers.  The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by the President of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 7.1.

(e)           Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material “blue sky” and other state securities laws applicable to the registration and qualification of Parent Common Stock issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with.

 (f)           No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(g)           Supporting Documents.  Parent and Acquisition Corp. shall have received the following:

(1)           Copies of resolutions of the board of directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

(2)           A certificate, dated the Closing Date, executed by the Company’s Secretary, certifying that, except for the filing of the Certificate of Merger with the Secretary of State of Delaware:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(3)           Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of Delaware and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(4)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Corp. may reasonably request.

(h) Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp.  The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 7.1 as Parent or its counsel may reasonably request.

7.2           Company Obligations.  The obligations of the Company under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Company.

(a)           No Errors, etc.  The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Certificate of Merger to be performed or complied with by them on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since the Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.

(d)           Certificate of Officers.  Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective Presidents or other duly authorized officers, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 7.2.

(e)           Opinion of Parent’s Counsel. The Company shall have received from counsel for Parent, a favorable opinion dated the Closing Date with respect to such matters as are customary in transactions of the type contemplated by this Agreement.

(f)           Supporting Documents.  The Company shall have received the following:

(1)           Copies of resolutions of Parent’s and Acquisition Corp.’s respective board of directors and the sole stockholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, the Certificate of Merger and all other documents and instruments to be delivered by them pursuant hereto and thereto.

(2)           A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (i) above and further certifying that the certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

(3)           A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the Certificate of Merger with the Delaware Secretary of State:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by any of the Merger Documents.

(4)           A certificate, dated the Closing Date, executed by the Secretary of the Parent, setting forth that the number of shares of Parent Common Stock issued and outstanding as of the Closing Date is no more than 7,694,000 shares of Parent Common Stock.

(5)           An agreement in writing from Bernstein & Pinchuk LLP, in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions with respect to any and all financial statements of Parent that had been audited by such firm.

(6)           (i) The executed resignation of Jonathan Martin, as sole director and officer of Parent, with the resignation to take effect at the Effective Time and (ii) stock powers executed in blank evidencing the cancellation of an aggregate of 181,285,000 shares of Parent Common Stock owned by Jonathan Martin.

(7)           Evidence as of a recent date of the good standing and corporate existence of each of the Parent and Acquisition Corp. issued by the Secretary of State of their respective states of incorporation and evidence that the Parent and Acquisition Corp. are qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary.

(8)           Evidence that Parent has all tax returns required to be filed in the states of Connecticut and Nevada and that Parent has no liabilities for taxes or penalties for failure to timely file tax returns.

(9)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

 (g)           Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be mutually satisfactory in form and substance to the Company, Parent and Acquisition Corp. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.2 as the Company may reasonably request.

(h)           Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material “blue sky” and other state securities laws applicable to the registration and qualification of Parent Common Stock issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with.

8.           Non-Survival of Representations and Warranties.  The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including any Schedules to the Agreement which are hereby incorporated by reference) shall not survive beyond the Effective Time.  This Section 8 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.           Amendment of Agreement.  This Agreement and the Certificate of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Certificate of Merger by the parties thereto.

10.           Definitions.  Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Corp.” means Auto Search Cars Acquisition Corp., a Delaware corporation.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.10 hereof.

“Bridge Financing” shall mean the Company’s private offering of an aggregate subscription amount of up to $2,000,000 through the issuance of common stock to certain accredited investors from June through February 2010.

“Certificate of Merger” shall have the meaning assigned to it in the second recital of this Agreement.

 “Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 11 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall mean Curaxis Pharmaceutical Corporation, a Delaware corporation.

“Company Common Stock” shall mean the Common Stock of the Company.

“Condition of the Company” shall have the meaning assigned to it in Section 2.2 hereof.

“Condition of the Parent” shall have the meaning assigned to it in Section 3.13 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement or the Certificate of Merger, if such default or failure in performance shall remain unremedied for five (5) days.

 “Effective Time” shall have the meaning assigned to it in Section 1.2 hereof.

“Employee Benefit Plans” shall have the meaning assigned to it in Section 2.17 hereof.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; as any of the above statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“DGCL” means the Delaware General Corporation Law, as amended.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria:  (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

“Indebtedness” shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry.  An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Letter of Transmittal” shall have the meaning assigned to it in Section 4 hereof.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Merger” shall have the meaning assigned to it in Section 1.1 hereof.

“Merger Documents” shall have the meaning assigned to it in Section 2.6 hereof.

“Parent” shall mean Auto Search Cars, Inc., a Nevada corporation.

“Parent Balance Sheet” and “Parent Balance Sheet Date” shall have the meaning assigned to it in Section 3.13 hereof.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Parent Employee Benefit Plans” shall have the meaning assigned to it in Section 3.16 hereof.

“Parent Financial Statements” shall have the meaning assigned to it in Section 3.8 hereof.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.7 hereof.

 “Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders” shall mean the stockholders of the Company.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1 hereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

11.           Closing.  The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”).  The Closing shall occur at the offices of Anslow & Jaclin, LLP, 195 Route 9 South, Manalapan, NJ 07726.  At the Closing, Parent shall present for delivery to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.5(a)(ii) hereof to them pursuant to Sections 1.6 and 4 hereof.  Such presentment for delivery shall be against delivery to Parent and Acquisition Corp. of the certificates, opinions, agreements and other instruments referred to in Section 7.1 hereof, and the certificates representing all of the Common Stock issued and outstanding immediately prior to the Effective Time. Parent will deliver at such Closing to the Company the officers’ certificate and opinion referred to in Section 7.2 hereof. All of the other documents and certificates and agreements referenced in Section 7 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

12.           Termination Prior to Closing.

12.1           Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)           By the mutual written consent of the Company, Acquisition Corp. and Parent;

(b)           By the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);

(c)           By Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

(d)           By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

12.2           Termination of Obligations.  Termination of this Agreement pursuant to this Section 12 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 6.1, 13.3 and 13.11; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 12.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

13.           Miscellaneous.

13.1           Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent
or Acquisition Corp.:	Auto Search Cars, Inc.
Attn:  Jonathan J. Martin
164 Eleven Levels Road
Ridgefield, CT 06877
Facsimile: (203) 431-6733

If to the Company:	Curaxis Pharmaceutical Corporation
Attn: Patrick S. Smith
12600 Deerfield Parkway, Suite 100
Alpharetta, GA 30004
Facsimile: (678)566-3551

With a copy to:	Anslow & Jaclin, LLP
Attn:  Joseph M. Lucosky, Esq.
195 Route 9 South, 2nd Floor
Manalapan, NJ 07726
Facsimile:  (732) 577-1188

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing or facsimile transfer.  Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

13.2           Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

13.3           Expenses.  In addition to the provisions in Section 12.3 hereof, each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.  Expenses of Parent prior to the effective time shall be satisfied by Parent immediately prior to the effective time and Parent shall not be liable for such expenses after the effective date.

13.4           Time.  Time is of the essence in the performance of the parties’ respective obligations herein contained.

13.5           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.6           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

13.7           No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

13.8           Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

13.9           Recitals, Schedules and Exhibits.  The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

13.10           Section Headings and Gender.  The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

13.11           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware.  This Agreement and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the courts of Fulton County, Alpharetta, Georgia.  The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the state of Delaware by virtue of a failure to perform an act required to be performed in the state of Delaware.  The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the state of Georgia for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in prospect hereof brought in Fulton County, Georgia, and further irrevocably waive any claim that any suit, action or proceeding brought in Fulton County, Georgia has been brought in an inconvenient forum.  With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

AUTO SEARCH CARS, INC.

By:	/s/ Jonathan J. Martin
Name: Jonathan J. Martin
Title: Chief Executive Officer

ACQUISITION CORP.:

AUTO SEARCH CARS ACQUISITION CORP.

By:	/s/ Jonathan J. Martin
Name: Jonathan J. Martin
Title: Chief Executive Officer

THE COMPANY:

CURAXIS PHARMACEUTICAL CORPORATION

By:	/s/ Patrick S. Smith
Name: Patrick S. Smith
Title: Chief Executive Officer